Signode Industrial Group

Consolidated financial statements for the year ended December 31, 2017

Signode Industrial Group
2017 Annual Report

INDEPENDENT AUDITORS’ REPORT
To the Management of Signode Industrial Group Holdings (Bermuda) Ltd.:

We have audited the accompanying consolidated financial statements of Signode Industrial Group Holdings (Bermuda) Ltd. and its subsidiaries (the “Company”), which comprise the consolidated statement of financial position as of December 31, 2017, and the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signode Industrial Group Holdings (Bermuda) Ltd. and its subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year ended December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Chicago, Illinois
March 8, 2018 (December 6, 2018 as to Note 15)

Signode Industrial Group
Statement of Operations
(Dollars in millions)
(Audited)

Year Ended
December 31, 2017
Net sales	$2,232.4
Cost of sales	1,642.0
Gross profit	590.4
Selling, general, and administrative expenses	289.4
Amortization (Note 5)	111.5
Operating income	189.5
Interest expense	128.7
Other loss (Note 12)	46.9
Income from continuing operations before taxes	13.9
Income tax provision	15.7
Net loss	$(1.8)

See notes to the consolidated financial statements.

Signode Industrial Group
Statement of Comprehensive Income
(Dollars in millions)
(Audited)

Year Ended
December 31, 2017
Net loss	$(1.8)

Other comprehensive income:
Foreign currency translation adjustments (Note 11)	122.7
Pension and other postretirement benefit adjustments, net of tax (Note 11)	4.0
Cash flow hedge, net of tax (Note 11)	6.2
Net investment hedge, net of tax (Note 11)	(54.5)
Comprehensive income	$76.6

See notes to the consolidated financial statements.

Signode Industrial Group
Statement of Financial Position
(Dollars in millions, except share data)
(Audited)

December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$50.7
Trade accounts receivable, net of allowance for doubtful accounts of $6.0 for 2017	355.8
Inventories, net (Note 3)	236.2
Prepaid expenses and other current assets	45.9
Total current assets	688.6
Noncurrent Assets:
Net property, plant and equipment (Note 4)	378.2
Goodwill (Note 5)	925.8
Intangible assets (Note 5)	931.1
Deferred income taxes	5.5
Other noncurrent assets	31.7
Total noncurrent assets	2,272.3
Total Assets	$2,960.9
Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt (Note 7)	$6.9
Accounts payable	220.3
Accrued expenses (Note 6)	161.6
Income taxes payable	13.8
Total current liabilities	402.6
Noncurrent Liabilities:
Long-term debt (Note 7)	2,104.1
Deferred income taxes	42.5
Other noncurrent liabilities	131.7
Total noncurrent liabilities	2,278.3
Total Liabilities	2,680.9
Stockholders' Equity:
Common shares, $1 par value, 125,000,000 shares authorized, 89,507,024 shares issued, and 89,487,024 shares outstanding	89.5
Additional paid-in-capital	365.8
Accumulated earnings	25.0
Accumulated other comprehensive loss	(200.3)
Total Stockholders' Equity	280.0
Total Liabilities and Stockholders' Equity	$2,960.9

See notes to the consolidated financial statements.

Signode Industrial Group
Statement of Changes in Stockholders' Equity
(Dollars in millions)
(Audited)

	Common Shares Par Value	Additional Paid-in-Capital	Accumulated (Deficit) Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity
Balance, as of January 1, 2017	$89.5	$364.0	$26.8	$(278.7)	$201.6

Net loss	—	—	(1.8)	—	(1.8)
Other comprehensive income	—	—	—	78.4	78.4
Share-based compensation expense	—	1.8	—	—	1.8
Balance, as of December 31, 2017	$89.5	$365.8	$25.0	$(200.3)	$280.0
See notes to the consolidated financial statements.

Signode Industrial Group
Statement of Cash Flows
(Dollars in millions)
(Audited)

Year Ended
December 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1.8)
Adjustments made to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	161.0
Exchange loss (gain) on Euro Term Loan and intercompany loans, net	25.3
Amortization of debt issuance costs and original issue discount	12.3
Share-based compensation expense	3.4
Change in deferred income taxes	(12.9)
Other	6.4
(Increase) decrease in:
Trade receivables	(5.3)
Inventories	(17.3)
Prepaids and other assets	(8.0)
Increase (decrease) in:
Accounts payable	26.4
Accrued expenses and other liabilities	(5.2)
Income taxes receivable and payable, net	2.6
Net cash provided by operating activities	186.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash	(55.7)
Purchases of property, plant and equipment	(37.8)
Proceeds from sale of equipment and product line	1.0
Change in restricted cash	(0.3)
Other	6.0
Net cash used in investing activities	(86.8)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term borrowings	(153.4)
Proceeds from short-term borrowings	28.0
Payments of short-term borrowings	(28.0)
Payments of deferred financing costs	(1.1)
Other	(0.3)
Net cash (used in) provided by financing activities	(154.8)
Effect of exchange rate changes on cash and cash equivalents	22.8
CASH AND CASH EQUIVALENTS:
Net increase (decrease) during the period	(31.9)
Beginning of period	82.6
End of period	$50.7
SUPPLEMENTARY CASH FLOW INFORMATION:
Cash paid for taxes	$26.1
Cash paid for interest	$115.0

See notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying financial statements have been prepared in accordance with U.S. GAAP. The consolidated financial statements include the assets and liabilities used in operating Signode Industrial Group’s (the "Company's") business, including entities in which the Company owns or controls more than 50% of the voting shares or has the ability to control through similar rights. The impact of entities owned less than 50% was not material to any of the consolidated financial statements presented. All the significant intercompany balances and transactions have been eliminated in consolidation. These consolidated statements include estimates and assumptions by management that affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates.
The reporting currency for the Company is the U.S. dollar. Management has determined that the functional currency of the majority of subsidiaries operating outside of the United States is the local currency of the respective subsidiaries. Assets and liabilities of the operations are translated into U.S. dollars at end-of-period exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Resulting cumulative translation adjustments are recorded as a component of stockholders' equity in the statement of financial position in Accumulated other comprehensive loss. Gains and losses from transactions denominated in foreign currencies are included in the statements of operations in Other loss, net.
Management has evaluated subsequent events through March 8, 2018, the date the financial statements were available to be issued, and has not identified any additional events to disclose within these consolidated financial statements.
Acquisition of the Company
On December 19, 2017, Crown Holdings, Inc. (“Crown”) entered into an Agreement and Plan of Merger (“Merger Agreement”), which provides for the acquisition of the Company, from the Carlyle Group and certain other sellers.The Merger Agreement provides that Crown will pay an enterprise value of $3.91 billion in cash, subject to adjustments for working capital and other customary adjustments.
The closing is subject to the fulfillment of various closing conditions, including, among others, (i) receipt of approvals from antitrust regulators in certain jurisdictions; (ii) the absence of any restraint by any governmental authority; and (iii) accuracy of representations and warranties and compliance with covenants, subject to agreed levels of materiality. The closing is not subject to a financing or funding condition and Crown has agreed to take all steps necessary to avoid or eliminate any impediment under competition law. The acquisition is expected to close during the first four months of 2018. However, given the number of jurisdictions in which antitrust approval is required, there is no assurance that the acquisition can be completed on that timeframe.
The Merger Agreement permits the Company and Signode to terminate the Merger Agreement under certain circumstances, including, among others, (i) by mutual agreement of the Company and Signode; (ii) by either party if the other breaches any of its material obligations; (iii) by either party if any governmental authority restrains the transaction; and (iv) by either party upon notice to the other after June 19, 2018.

Summary of Significant Accounting Policies
Accounting for Business Combinations
Business combinations are accounted for under the acquisition method of accounting, which requires the acquired assets, including separately identifiable intangible assets, and assumed liabilities to be recorded as of the acquisition date at their respective fair values. Any excess of the purchase price over the fair value of the assets acquired, including, separately identifiable assets and liabilities assumed is allocated to goodwill.

The allocation of the purchase price to the fair value of assets acquired and liabilities assumed involves assessments of factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the date of the acquisition. Where appropriate, external advisors are consulted to assist in the determination of fair value. For non-observable market values, fair values have been determined using acceptable valuation principles (e.g., multiple excess earnings, relief from royalty and cost methods). The results of operations for businesses acquired are included in the financial statements from the acquisition date.

Principles of Consolidations and Combination
The audited consolidated financial statements include the accounts of the Company and its subsidiaries, and entities in which a controlling interest is maintained.

Cash and Cash Equivalents
Cash equivalents represent investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value because of the short-term maturity of these instruments.

Trade Accounts Receivable and Allowance for Doubtful Accounts
The Company estimates the allowance for uncollectible accounts based on the greater of a specific reserve or a reserve calculated based on the historical write-off percentage over the last two years. In addition, the allowance for uncollectible accounts includes reserves for customer credits and cash discounts, which are also estimated based on past experience.

Inventories and Inventory Reserves
Inventories are valued at the lower of cost or market. The Company primarily uses the FIFO method of inventory valuation or the weighted average standard costing method for valuing inventory, which approximates FIFO. Reserves for slow moving and obsolete inventories are provided based on historical experience, inventory aging and product demand. The Company continuously evaluates the adequacy of these reserves and makes adjustments to these reserves as required.

Property, Plant and Equipment
Property, plant and equipment additions are recorded at cost and are depreciated on a straight-line basis. The fair value of any asset retirement obligations is recorded as a liability at the time the asset addition is recorded. Property, plant and equipment acquired are depreciated over their estimated remaining useful lives. The weighted average estimated remaining useful lives of acquired property, plant and equipment is approximately 13 years. When assets are surrendered, retired, sold or otherwise disposed of, their gross carrying values and related accumulated depreciation are removed from the accounts and included in determining gain or loss on such disposals. Maintenance and repairs are expensed; major replacements and improvements are capitalized.
The ranges of useful lives used to depreciate property, plant and equipment are as follows:

Asset Category	Useful Lives
Buildings and improvements	5-50 years
Machinery and equipment	3-12 years
Tools, dies and molds	3-12 years
Equipment leased to others	Term of lease
Impairment of Long-Lived Assets
The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful lives of its definite-lived intangible assets and other long-lived assets may warrant revision or that the remaining balance of such assets may not be recoverable. Once an impairment indicator is identified, the Company tests for recoverability of the related asset group using an estimate of undiscounted cash flows over the remaining asset group’s life. An asset group is impaired when its carrying value exceeds the undiscounted future cash flows generated by such assets. The impairment charge is recognized based on the excess of the carrying value of the asset group over the fair value of such assets.

Goodwill and Intangible Assets
Goodwill represents the excess cost over fair value of the net assets of acquired businesses. The Company does not amortize goodwill or intangible assets that have indefinite lives. Management reviews its goodwill and indefinite-lived intangibles for impairment annually or when events and circumstances warrant such a review. The Company early adopted ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” as of January 1, 2017 on a prospective basis. Under the amendments in the new ASU, goodwill impairment testing will be performed by comparing the fair value of the reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. It eliminates the requirement to determine the fair value of individual assets and liabilities of a reporting unit to measure goodwill impairment.
Our indefinite-lived intangible assets consist of trademarks and brands. The Company reviews these assets for impairment annually by assessing the fair values of these intangible assets using a relief-from-royalty income approach derived from internally forecasted net sales for the related products. If the fair value of the trademark or brand is less than its carrying value, an impairment loss is recorded for the difference between the estimated fair value and carrying value of the intangible asset.
Stock-Based Compensation Expense
The Company accounts for stock-based compensation in accordance with Accounting Standards Codification ("ASC") 718, "Compensation-Stock Compensation", which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their respective grant date fair values. We use the Black-Scholes option pricing model and Monte Carlo simulation option pricing model to estimate the fair value of the stock option awards. The Black-Scholes model and the Monte Carlo simulation model require the use of highly subjective and complex assumptions, including comparable public company’s stock price volatility, expected term, risk-free interest rate, and expected dividend yield. For expected volatility, we base the assumption on the historical volatility of common stock prices of a select peer group of publicly traded companies. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of the awards. In addition to the requirement for fair value estimates, ASC 718 also requires the recording of an expense that is net of an anticipated forfeiture rate. Therefore, only expenses associated with awards that are ultimately expected to vest are included in our financial statements. Our forfeiture rate is determined based on the historical option cancellation experience adjusted for unusual events. We evaluate the forfeiture rate that we use to value our awards on a periodic basis and revise the rate if actual forfeitures differ from our estimates.

Pension and other Post-Retirement Benefits
Defined benefit plans and other postretirement benefit ("OPEB") plans define an amount of benefit that as employee will receive on retirement, usually dependent on factors such as age, years of service and compensation. The net obligation in respect of defined benefit and OPEB plans is calculated separately for each plan by estimating the amount of the future benefits that employees have earned in return for their service in the current and prior periods. These benefits are then discounted to determine the present value of the obligations and are then adjusted for the impact of any unamortized service costs. The net obligation is then determined with reference to the fair value of the plan assets (if any). The discount rate used is the yield on bonds that are denominated in the currency in which the benefits will be paid and that have maturity dates approximating the terms of the obligations. The calculations are performed by qualified actuaries using the projected unit credit method.
Prior service costs are recognized as a component of accumulated other comprehensive income (loss) and are amortized to the statements of operations on a straight-line basis over the vesting period.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for operating losses and tax credit carry forwards. Valuation allowances are established against deferred tax assets by jurisdiction when the ability to fully utilize these benefits is determined to be uncertain. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.
The Company recognizes the benefit of an income tax position only if it is "more likely than not" that the tax position will be sustained. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized. Additionally, the Company recognizes interest and penalties accrued related to unrecognized tax benefits, as applicable, as a component of the provision for income taxes.

On December 22, 2017, the 2017 Tax Cuts and Jobs Act (the “TCJA”) was enacted into law and the new legislation contains several key tax provisions, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among other changes. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as re-measuring our U.S. deferred tax assets and liabilities as well as reassessing the net realizability of deferred tax assets and liabilities. Since the passage of the TCJA late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation is expected over the next twelve months, we consider the accounting of the deferred tax re-measurements, and other items to be incomplete due to the delay in the forthcoming guidance and our ongoing analysis of finalized year-end data and tax positions. We expect to complete our analysis within one year of the enactment date. See Note 13 for further discussion.

Research and Development
Research and development ("R&D") costs are expensed as incurred and are reported in the Company's statements of operations in the SG&A expenses line item. R&D expenses were $17.6 million for the years ended December 31, 2017.

Revenue Recognition
Net sales are recognized when persuasive evidence of a sales arrangement exists, product has shipped and the risks and rewards of ownership have transferred or services have been rendered, the price to the customer is fixed or determinable, and collectability is reasonably assured, which is generally at the time of product shipment. Typical sales arrangements are for standard products and provide for transfer of ownership and risk of loss at the time of shipment. In limited circumstances where significant obligations to the customer are unfulfilled at the time of shipment, typically involving installation and customer acceptance, revenue recognition is deferred until such obligations have been completed. Customer allowances and rebates are estimated at the time of sale based on historical experience and known trends and are recorded as a reduction in reported Net sales.

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of net sales and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts, the reserve for excess and obsolete inventory, useful lives for property and equipment and intangible assets, property and equipment valuations, impairment of goodwill and tangible and intangible assets, income taxes, stock-based compensation costs, and retirement and postretirement benefits. Actual results may differ from these estimates.

Recent Accounting Standards
Recently Adopted Accounting Standards
In July 2015, the FASB issued ASU No. 2015-11, "Simplifying the Measurement of Inventory." ASU No. 2015-11 requires inventory that is recorded using the first-in, first-out method to be measured at the lower of cost or net realizable value. The Company prospectively adopted ASU 2015-11 as of January 1, 2017. The adoption of this standard had no impact on the Company's consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which eliminates the requirement to determine the fair value of individual assets and liabilities of a reporting unit to measure goodwill impairment. Under the amendments in the new ASU, goodwill impairment testing will be performed by comparing the fair value of the reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company early adopted ASU 2017-04 as of January 1, 2017 on a prospective basis.

Recently Issued Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers". ASU No. 2014-09 is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of good or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, "Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date". In March 2016, the FASB issued ASU No. 2016-08, "Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)". ASU No. 2016-08 clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. In May 2016, the FASB issued ASU No. 2016-12, "Narrow-Scope Improvements and Practical Expedients", which amends ASU 2014-09. This ASU clarifies the requirement to assess collectability of contract consideration, clarifies the treatment of noncash consideration and provides a policy election to exclude from revenue amounts collected from customers for sales and similar taxes. The standard allows for the election of one of two retrospective application adoption methods. The Company is required to adopt ASU 2014-09 and the related ASUs in fiscal year 2019. The Company has not yet determined which retrospective model of adoption it will elect to use and is currently assessing the impact that adopting these new accounting standards will have on its consolidated financial statements and footnote disclosures.
In February 2016, the FASB issued ASU No. 2016-02, "Leases (Topic 842)". This ASU is based on the principle that lessees should recognize assets and liabilities arising from leases. The ASU does not significantly change the lessees’ recognition, measurement and presentation of expenses and cash flows from the previous accounting standard. Leases will continue to be classified as finance or operating. The ASU’s primary change is the requirement for lessees to recognize a lease liability for payments and a right of use asset for the right to use the leased asset during the term of operating lease arrangements. Lessees are permitted to make an accounting policy election to not recognize the asset and liability for leases with a term of twelve months or less. Lessors’ accounting under the ASU is largely unchanged from the previous accounting standard. The update is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.
In March 2016, the FASB issued ASU No. 2016-09, "Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment Accounting". ASU 2016-09 identifies areas for simplification involving several aspects of accounting for share-based payment transactions, including the income taxes, forfeitures, and statutory withholding requirements, as well as classification in the statements of cash flows. The update is effective for fiscal years beginning after December 15, 2017, and early adoption is permitted. The adoption of this standard is expected to have an immaterial impact on the Company's consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, "Statement of Cash Flows (Topic 230) - Classification of Certain Cash Receipts and Cash Payments". ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The update is effective for financial statements issued for fiscal years beginning after December 15, 2018, and early adoption is permitted. The amendments in this update will be applied using a retrospective transition method to each period presented. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.

In October 2016, the FASB issued ASU No. 2016-16, "Intra-Entity Transfers of Assets Other Than Inventory", which amends ASC 740, "Income Taxes". This ASU requires that the income tax consequences of an intra-entity asset transfer other than inventory are recognized at the time of the transfer. An entity will continue to recognize the income tax consequences of an intercompany transfer of inventory when the inventory is sold to a third party. The update is effective for financial statements issued for fiscal years beginning after December 15, 2018, and early adoption is permitted. The ASU requires adoption on a modified-retrospective basis through a cumulative adjustment to retained earnings at the beginning of the period of adoption. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.
In November 2016, the FASB issued ASU No. 2016-18, “Restricted Cash”, which amends ASC 230, “Statement of Cash Flows”. This ASU requires that a statement of cash flows explain the change during the reporting period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The update is effective for financial statements issued for fiscal years beginning after December 15, 2018, and early adoption is permitted. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.
In January 2017, the FASB issued ASU No. 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business," which provides guidance to entities to assist with evaluating when a set of transferred assets and activities (collectively, the "set") is a business and provides a screen to determine when a set is not a business. Under the new guidance, when substantially all of the fair value of gross assets acquired (or disposed of) is concentrated in a single identifiable asset, or group of similar assets, the assets acquired would not represent a business. Also, to be considered a business, an acquisition would have to include an input and a substantive process that together significantly contribute to the ability to produce outputs. The update is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted. The amendments in this update will be applied on a prospective basis to any transactions occurring within the period of adoption. The Company does not believe that adopting this new accounting standard will have an impact on its consolidated financial statements and footnote disclosures.
In March 2017, the FASB issued ASU 2017-07, "Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost," which requires that the service cost component of pension expense be included in the same line item as other compensation costs arising from services rendered by employees, with the other components of pension expense being classified outside of a subtotal of income from operations. The update is effective for fiscal years beginning after December 15, 2018, and early adoption is permitted. The amendments in this update will be applied on a retrospective basis. The adoption of this standard would have an immaterial impact on the Company's consolidated financial statements.
In August 2017, the FASB issued ASU No. 2017-12, "Targeted Improvements to Accounting for Hedging Activities," to amend the hedge accounting rules to simplify the application of hedge accounting guidance and better portray the economic results of risk management activities in the financial statements. The guidance expands the ability to hedge nonfinancial and financial risk components, reduces complexity in hedges of interest rate risk, eliminates the requirement to separately measure and report hedge ineffectiveness, as well as eases certain hedge effectiveness assessment requirements. The update is effective for fiscal years beginning after December 31, 2019, and early adoption is permitted. The Company is currently assessing the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures.

2. ACQUISITIONS

On December 14, 2017, the Company acquired a foam packaging business for total consideration of approximately $33.5 million subject to a working capital adjustment. The December 31, 2017 statement of financial position and statement of operations from the date of acquisition through December 31, 2017 are included in the Protective Segment. Pro forma financial information for the acquisition has not been presented as the results are immaterial to the consolidated financial statements for all periods presented.The preliminary fair values assigned to the net assets acquired resulted in approximately $17.1 million of goodwill. As this was an asset acquisition, the entire balance of goodwill is deductible for tax purposes. The Company believes that the information used in the determination of the preliminary fair values is reasonable; however, the Company is waiting on additional information necessary to finalize those fair values. The Company expects to finalize the valuation and complete the purchase price allocation in 2018.
On April 3, 2017, the Company acquired a paper packaging equipment business and warehouse automation solutions business for total consideration of approximately $15.7 million. The December 31, 2017 statement of financial position and statement of operations from the date of acquisition through December 31, 2017 are included in the Equipment and Tools Segment. Pro forma financial information for the acquisition has not been presented as the results are immaterial to the consolidated financial statements for all periods presented. The preliminary fair values assigned to the net assets acquired resulted in approximately $7.0 million of goodwill. None of the goodwill is deductible for tax purposes. The Company believes that the information used in the determination of the preliminary fair values is reasonable; however, the Company is waiting on additional information necessary to finalize those fair values. The Company expects to finalize the valuation and complete the purchase price allocation by the end of the first quarter of 2018.
On March 1, 2017, the Company acquired a container liner business in India for total consideration of approximately $7.1 million. The December 31, 2017 statement of financial position and statement of operations from the date of acquisition through December 31, 2017 are included in the Protective Solutions Segment. Pro forma financial information for the acquisition has not been presented as the results are immaterial to the consolidated financial statements for all periods presented.The fair values assigned to the net assets acquired resulted in approximately $5.0 million of goodwill. The goodwill is deductible for tax purposes. The Company finalized the valuation and completed the purchase price allocation on March 1, 2018.

3. INVENTORIES

Inventories as of December 31, 2017 were as follows:

(Dollars in millions)	December 31, 2017
Raw materials	$78.1
Work-in-process	22.1
Finished goods	136.0
Inventories, net	$236.2

4. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment as of December 31, 2017 were as follows:

(Dollars in millions)	December 31, 2017
Land	$64.5
Buildings and improvements	160.7
Machinery and equipment	298.1
Construction in progress	18.6
Property, plant and equipment	541.9
Accumulated depreciation	(163.7)
Net property, plant and equipment	$378.2
Depreciation expense for the years ended December 31, 2017 was $47.4 million.

5. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill
The changes in the carrying amount of goodwill for the years ended December 31, 2017 were as follows:

Balance as of January 1, 2017	$857.7
Acquisitions	29.1
Translation adjustments	39.0
Balance as of December 31, 2017	$925.8
The Company tests its goodwill annually for impairment on December 1, or earlier if impairment indicators exist, in accordance with ASC 350 “Intangibles - Goodwill and Other.”
The Company had no goodwill impairments in 2017. The fair values of each of the reporting units exceeded their respective carrying amounts by 10% or more. Adverse changes to the Company’s business environment and future cash flows could cause impairment losses in future periods which could be material.
Intangible Assets
The Company’s intangible assets relate to customer lists and relationships, trademarks and brands, developed technology, product and manufacturing technology, and favorable leaseholds within the Company’s global businesses.
In September 2017, the Company sold a plastic recycling business within the Industrial Solutions segment. As a result of the transaction, the Company recorded a loss of $2.2 million, which was included in selling, general and administrative expenses. As part of the loss from the transaction, the Company wrote off $3.0 million of intangible assets related to customer lists and relationships.
The Company performed the annual impairment assessment of indefinite-lived intangible assets on December 1. The Company had no intangible asset impairments in 2017. The fair values of the indefinite-lived intangible assets exceeded their carrying amounts by 10% or more for all the indefinite-lived intangible assets.
The following table summarizes the gross carrying amounts and accumulated amortization of other intangible assets by major class as of December 31, 2017:

(Dollars in millions)	Weighted Average Life Remaining (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Amortizable intangibles:
Customer lists and relationships	12.0	$816.2	$(376.4)	$439.8
Trademarks and brands	4.7	22.7	(14.7)	8.0
Product and manufacturing technology	9.0	37.3	(19.3)	18.0
Developed technology	5.0	102.5	(66.4)	36.1
Other	4.2	1.3	(0.9)	0.4
		980.0	(477.7)	502.3
Indefinite-lived intangible assets:
Trademarks and brands	Indefinite	428.8	—	428.8
Total		$1,408.8	$(477.7)	$931.1

Amortization expense for the years ended December 31, 2017 was $111.5 million. The definite-lived intangible assets are amortized using the Pattern of Benefit method over their useful lives,
The estimated amortization expense related to the fair value allocated to the intangible assets for the next five years and thereafter is as follows:

(Dollars in millions)
2018	$96.8
2019	80.7
2020	67.2
2021	55.9
2022	45.7
Thereafter	156.0

6. ACCRUED EXPENSES

Accrued expenses as of December 31, 2017 were as follows:

(Dollars in millions)	December 31, 2017
Compensation and employee benefits	$65.2
Deferred revenue and customer deposits	37.0
Taxes, other than income	11.7
Interest	8.7
Freight	7.1
Utilities	4.1
Commissions	3.6
Rebates	4.1
Warranty	4.2
Other	15.9
Total accrued expenses	$161.6

7. DEBT

The total debt of the Company at December 31, 2017 consisted of the following:

(Dollars in millions)	Principal	Unamortized Debt Issuance Costs	Carrying Amount
Capital lease obligations	$4.5	$—	$4.5
Dollar Term Loan	1,040.0	(14.7)	1,025.3
Euro Term Loan	347.5	(5.6)	341.9
Senior note	750.0	(13.1)	736.9
Other short-term loans	2.4	—	2.4
Total debt	2,144.4	(33.4)	2,111.0
Less current portion	6.9	—	6.9
Long term debt	$2,137.5	$(33.4)	$2,104.1

Below is a schedule of required future repayments of all debt outstanding as of December 31, 2017:

(Dollars in millions)
2018	$6.9
2019	4.6
2020	4.4
2021	1,377.4
2022	750.7
Thereafter	0.4
$2,144.4

The table below summarizes the principal and fair value of the Company’s debt in accordance with ASC 820 "Fair Value Measurements and Disclosures". The fair values of the Company’s debt are estimated using market based quotes. The Company’s debt is classified as level 2 in the fair value hierarchy.

(Dollars in millions)	December 31, 2017
	Principal	Fair Value
Dollar Term Loan	$1,040.0	$1,042.6
Euro Term Loan	347.5	347.9
Senior Notes	750.0	782.9
Other	6.9	6.9

Senior Note
On April 29, 2014, Signode Industrial Group Lux S.A. (“European Borrower”) and Signode Industrial Group U.S. Inc. (“U.S. Borrower”) issued unsecured Senior Notes (the “Notes”) in the principal amount of $750.0 million, due on May 1, 2022, with a coupon rate of 6.375%. The obligations under the Notes are senior to unsecured indebtedness of the Company. Interest on the Notes is payable on a semi-annual basis, commencing on November 1, 2014 to holders of record on the preceding April 15th and October 15th, respectively. The Notes contain covenants which include limitations on indebtedness, restricted payments including dividends, liens, restrictions on distributions from restricted subsidiaries, sales of assets, affiliate transactions, mergers, and consolidations. The Notes also contain customary events of default typical to this type of financing, including without limitation, failure to pay principal and/or interest when due, failure to observe covenants, certain events of bankruptcy, the rendering of certain judgments, the loss of any guarantee, and cross default provisions.

Associated with the issuance of the Notes, the Company paid $21.3 million in financing fees. The financing fees associated with the Notes were recognized on the statements of financial position as a reduction of Long-term debt for $13.1 million million as of December 31, 2017. These deferred financing fees are amortized over the life of the loan using the effective-interest method. For the years ended December 31, 2017 the Company has recorded $2.5 million in interest expense.

On or after May 1, 2017, the Company has the option to redeem all or part of the Notes at the following redemption prices (expressed as a percentage of the principal amount):

Period (on or after):	Redemption Percentage
May 1, 2017	104.781%
May 1, 2018	103.188%
May 1, 2019	101.594%
May 1, 2020 and thereafter	100.000%

Credit facilities
On May 1, 2014, the European Borrower and the U.S. Borrower entered into the secured credit facilities ("Senior Secured
Credit Facilities") comprising a $1,350.0 million secured U.S. dollar term loan (the “Dollar Term Loan”) and a €300.0 million secured Euro dollar term loan (the “Euro Term Loan”) and a $400.0 million secured revolving facility (the “Revolving Credit Facility”). As of December 31, 2017, the Company had no borrowings outstanding under the Revolving Credit Facility. The Dollar Term Loan and the Euro Term Loan are due May 1, 2021 and the Revolving Credit Facility expires May 1, 2019. The term loans contain customary events of default typical to this financing, including without limitation, failure to pay principal and/or interest when due, failure to observe covenants, certain events of bankruptcy, rendering of certain judgments, the loss of any guarantee, and cross default provisions.

The Company paid financing fees associated with the issuance of the credit facility debt. The financing fees associated with the Revolving Credit Facility were recognized on the statements of financial position as Other noncurrent assets for $2.9 million as of December 31, 2017. Additionally, the financing fees associated with the Dollar Term Loan and the Euro Term Loan originated on May 1, 2014 were recognized on the statements of financial position as a reduction of Long-term debt for $20.3 million as of December 31, 2017.

The Dollar Term Loan and the Euro Term Loan require quarterly payments equal to 0.25% (1% per annum) of the outstanding principal balance. The requirements for the Dollar Term Loan have been satisfied for the duration of the loan through voluntary repayments. The Revolving Credit Facility does not require any payments until the date of maturity.

The Revolving Credit Facility (with a $300.0 million multi-currency sub-limit, $150.0 million letter of credit sub-limit and
$50.0 million swing-line sub-limit) has a commitment fee of 37.5 basis points on the unused portion of the Revolving Credit Facility. As of December 31, 2017, the available credit was reduced by outstanding letters of credit (all unused) of $4.7 million.

Guarantors after May 1, 2014 include all direct and indirect wholly-owned restricted subsidiaries (other than subsidiaries representing in aggregate less than 5% of total assets or revenues and other exclusions in certain jurisdictions).

On July 24, 2014, the Company entered into two forward-starting interest rate swaps. The forward-starting interest rate swaps were implemented as a cash-flow hedge on the first 3-month USD-LIBOR based interest payments accrued and paid by the Company each quarterly period equal to the then outstanding swap notional from September 30, 2017 to December 31, 2018 on the Company’s then outstanding portion of the Dollar Term Loan. As of the date of the execution of the forward-starting interest rate swaps, the outstanding principal was $1,350.0 million. The swaps were entered into with an embedded floor strike of 1.0%, with fixed interest rates at 2.470% and 2.471%. As of December 31, 2017, the forward starting swaps were marked to market through Accumulated other comprehensive loss and are reflected in Accrued expenses for $1.7 million and

Other noncurrent liabilities for $0.1 million. The amount of loss reclassified from Accumulated other comprehensive loss to Interest expense for the year ended December 31, 2017 was $4.2 million. The fair values of the Company’s forward-starting interest rate swaps are estimated using market based quotes. The Company’s forward-starting interest rate swaps are classified as level 2 in the fair value hierarchy.

On December 13, 2016 the Company amended its existing credit facility to reduce the interest rate on the Euro Term Loan by 25 basis points and borrowed an additional $450.0 million under the Dollar Term Loan. Associated with the amendment of the credit facility, the Company incurred $7.6 million in financing fees, of which $1.1 million was paid in 2017. The financing fees associated with the amendment were recognized on the statements of financial position as a reduction of Long-term debt for $4.6 million as of December 31, 2017.

On December 14, 2016, the Company entered into four cross-currency swaps, paying Euros and receiving US dollars, totaling $450.0 million in notional value. The cross-currency swaps were designated as net investment hedges to offset currency fluctuation for a portion of the currency exposure at our European Borrower. The cross-currency swaps are settled monthly, with the first interest payment commencing on January 31, 2017 and the first principal payment commencing on March 29, 2017. As of December 31, 2017, the cross-currency swaps were marked to market through Accumulated other comprehensive loss and are reflected in Prepaid expenses and other current assets for $2.7 million and Other noncurrent liabilities for $64.3 million. The fair values of the Company’s cross-currency swaps are estimated using market based quotes. The Company’s cross-currency swaps are classified as level 2 in the fair value hierarchy.

On December 14, 2016 the Company also entered into four interest rate swaps totaling $450.0 million in notional value to hedge the USD-LIBOR based interest payments under the Dollar Term Loan. The interest rate swaps were designated as cash-flow hedges. The interest rate swaps are settled monthly, with the first interest payment commencing on January 31,
2017 and the first principal payment commencing on March 29, 2017. The interest rate swaps include an embedded 1 month LIBOR floor of 1.0%. As of December 31, 2017, the interest rate swaps were marked to market through Accumulated other comprehensive loss and are reflected in Other noncurrent assets for $3.8 million. The amount of loss reclassified from Accumulated other comprehensive loss to Interest expense for the year ended December 31, 2017 was $2.9 million. The fair values of the Company’s interest rate swaps are estimated using market based quotes. The Company’s interest rate swaps are classified as level 2 in the fair value hierarchy.

During the years ended December 31, 2017, the Company voluntarily repaid, as permitted in the Dollar Term Loan agreement, $150.0 million and wrote off financing fees of $2.1 million related to the repayments. Voluntary repayments are permitted without premium or penalty.

The financing fees associated with the Dollar Term Loan and the Euro Term Loan are amortized over the life of the loans using the effective-interest method and the fees associated with the Revolving Credit Facility are amortized using the straightline method. For the years ended December 31, 2017, the Company has recorded $10.0 million in Interest expense related to these fees, respectively.

In addition to the Revolving Credit Facility, the Company has lines of credit in various countries. As of December 31, 2017, the Company had lines of credit of $46.7 million, with an outstanding balance of $2.1 million.

8. COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are subject to various legal proceedings and claims that arise in the ordinary course of business, including those involving product liability, contractual disputes, and general liability claims. The Company accrues for such liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based on management’s consideration of developments to date; estimates of the outcomes of these matters; and experience in contesting, litigating, and settling other similar matters. It is the opinion of management, based on the advice of legal counsel that any legal proceedings or claims outstanding are adequately accrued for in the accompanying statements of financial position and the ultimate resolution of the litigation and claims will not be material to the Company’s financial statements.

Litigation
Accruals are made for liabilities related to litigation matters when the information available indicates that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred.

Acme Retiree Medical Plan Litigation. On July 21, 2017, the United Steel Workers Union (“USW”) filed a lawsuit in the U.S. District Court for the Northern District of Illinois, against the Company and Illinois Tool Works Inc. (“ITW”) challenging the Company’s termination, as of December 31, 2015, of a Retiree Medical Benefit Plan (“Plan”) covering, among others, former Acme employees (and dependents) who were USW members and worked at the former Acme facility in Riverdale, Illinois and seeking class action status. ITW had acquired certain Acme assets and facilities (including the Riverdale facility) and assumed certain Acme liabilities in 2003. The Company maintains that it can terminate these benefits upon notice to the USW, but the USW alleges that union consent was required for this action. ITW has tendered defense of this claim to Signode, and subject to customary exceptions the Company has accepted this tender. Given the uncertainty inherent in litigation of this type, the Company is unable to predict the outcome or reasonably estimate the potential loss from this litigation; however, we currently believe that this matter should not have a material adverse effect on the Company's consolidated results of operations, financial position or liquidity.

9. EMPLOYEE BENEFIT PLANS

International Pension Plans - The Company sponsors defined benefit pension plans primarily in Germany, France, Mexico, Belgium, Luxembourg, Netherlands, Japan and Switzerland. Service costs associated with these plans are estimated annually based on the employees actively employed at the beginning of the year and the specific annual service cost for those employees. This charge was included in the Company’s statements of operations and is reflected in the SG&A expenses line item. In accordance with ASC 715 "Compensation - Retirement Benefits", the liability for unfunded or underfunded plans is reflected within Other noncurrent liabilities in the statements of financial position.
International Postretirement Health Care Plan - The Company has a Canadian subsidiary with a postretirement health care plan. Service costs associated with this plan are estimated annually based on the employees actively employed at the beginning of the year and the specific annual service cost for those employees. This charge is included in the Company’s statements of operations and is reflected in the SG&A expenses line item. In accordance with ASC 715 "Compensation - Retirement Benefits", the liability for unfunded or underfunded plans is reflected within Other noncurrent liabilities in the statements of financial position for $0.2 million as of December 31, 2017.
U.S. Defined Contribution Plan - Company employees participate in the U.S. defined contribution plan, which allows employees to contribute pretax earnings, with the Company providing employer contributions up to certain limitations. SG&A expense for the years ended December 31, 2017 was $10.4 million.

Net periodic benefit cost related to the foreign defined benefit pension plans were as follows:

International Pension Plans
(Dollars in millions)	Year Ended
December 31, 2017
Components of net periodic benefit cost:
Service cost	$3.8
Interest cost	1.5
Expected return on plan assets	(1.5)
Amortization of actuarial loss	0.9
Amortization of prior service cost	(0.3)
Settlement	0.1
Net periodic benefit cost	$4.5

Net periodic benefit cost related to the International other postretirement health care plan was $0.0 million for the year ended December 31, 2017.

Changes in benefit obligations for the years ended December 31, 2017 were as follows:

(Dollars in millions)	International Pension Plans
Benefit obligation at January 1, 2017	$149.1
Service cost	3.8
Interest cost	1.5
Plan participants' contributions	1.5
Actuarial loss	(4.6)
Benefits paid	(4.5)
Acquisitions	2.6
Settlements	(10.8)
Foreign currency translation	10.1
Benefit obligation at December 31, 2017	$148.7
The fair value and changes in plan assets for the years ended December 31, 2017 were as follows:

(Dollars in millions)	International Pension Plans
Fair value of plan assets at January 1, 2017	$88.6
Actual return on plan assets	(0.1)
Company contributions	3.6
Plan participants' contributions	1.8
Settlements	(6.3)
Benefits paid	(4.3)
Acquisitions	0.8
Foreign currency translation	4.6
Fair value of plan assets at December 31, 2017	$88.7
International pension plans' net liability as of December 31, 2017 were as follows:

International Pension Plans
(Dollars in millions)	2017
Benefit obligation	$(148.7)
Plan assets at fair value	88.7
Net liability as end of year	$(60.0)

The amounts recognized in the statements of financial position as of December 31, 2017 consisted of:

International Pension Plans
(Dollars in millions)	2017
Accrued expenses	$(4.7)
Other liabilities	(55.3)
Net liability as end of year	$(60.0)
The weighted-average assumptions used in the valuation of pension plans were as follows:

International
Pension
Plans
2017
Assumptions used to determine benefit obligations at December 31:
Discount rate	1.01%
Expected return on plan assets	1.40%
Rate of compensation increases	2.22%

Assumptions used to determine net costs for the year ended December 31:
Discount rate	0.98%
Expected return on plan assets	1.60%
Rate of compensation increases	2.18%
The expected long-term rate of return for pension plans was developed using historical returns while factoring in current market conditions, such as inflation, interest rates, and equity performance.

Plan Assets
Plan assets relate to the defined benefit plans in Switzerland, Belgium, Luxembourg, and the Netherlands. The overall investment strategy for the assets in the pension funds is to achieve a balance between the goals of growing plan assets and keeping risk at a reasonable level over a long-term investment horizon. The fixed-income mutual funds are investments in pooled funds valued at the net asset value of the fund, which is based on readily determinable market values of the underlying investments. The underlying investments include primarily long-term and short-term fixed-income instruments.
The following tables present the fair value of the Company’s pension plan assets at December 31, 2017 , by asset category and valuation methodology. Level 1 assets are valued using unadjusted quoted prices for identical assets in active markets. Level 2 assets are valued using quoted prices or other observable inputs for similar assets. Level 3 assets are valued using unobservable inputs, but reflect the assumptions market participants would be expected to use in pricing the assets. Each financial instrument’s categorization is based on the lowest level of input that is significant to the fair value measurement.

(Dollars in millions)	2017
	Level 1	Level 2	Level 3	Total
Fixed-income mutual funds	$—	$0.7	$—	$0.7
Insurance contracts	—	—	88.0	88.0
Total	$—	$0.7	$88.0	$88.7
The fixed-income mutual funds are investments in pooled funds valued at the net asset value of the fund, which is based on readily determinable market values of the underlying investments. The underlying investments include primarily long-term and short-term fixed-income instruments.
The insurance contracts are used as funding vehicles for the pension plans in Switzerland, Belgium, Luxembourg and the Netherlands. Fair value is determined based on underlying individual account balances as provided by the insurance companies. A rollforward of the Level 3 insurance contracts for years ended December 31,2017, is as follows:

Level 3 Rollforward	Contracts
Balance as of January 1, 2017	$88.1
Unrealized gains	4.3
Acquisitions	0.8
Settlements	(6.3)
Purchases	1.1
Balance as of December 31, 2017	$88.0

Cash Flows
The Company generally funds its pension and other postretirement benefit plans as required by law or to the extent such contributions are tax deductible. The Company's portion of the benefit payments that are expected to be paid during the years ending December 31 is as follows:

(Dollars in millions)	International Pension Plans
2018	$9.6
2019	10.1
2020	17.5
2021	24.8
2022	42.0
Thereafter	81.7

10. STOCK INCENTIVE PLAN

Equity-based compensation cost is measured at fair value at the date of grant and recognized as compensation expense over the service period during which awards are expected to vest. Equity-based compensation expense is included in SG&A expenses in our statements of operations and is adjusted for expected forfeitures.
SIG Stock Incentive Plan
On July 18, 2014, the Board of Directors of SIG adopted the Company 2014 Equity Incentive Plan (the “Stock Incentive Plan”). A maximum of 9,878 thousand shares of SIG common stock (“Shares”) is reserved for issuance under the Stock Incentive Plan. The Stock Incentive Plan provides for the issuance of stock options, restricted stock, restricted stock units, and other stock-based awards. Stock options vest ratably over five years. The fair value of the stock option awards is based in part on the fair value of the underlying Shares at the date of option issuance. All options must be exercised within ten years from the date of grant. Upon a change in control all outstanding stock options fully vest and become exercisable.
During the fourth quarter of 2016, the Company modified the Stock Incentive Plan as a result of the dividends paid to make the option holders whole on their option value, in accordance with the terms of the Stock Incentive Plan. The Company determined to pay a discretionary cash award in the amount of $5.00 per vested option granted “at the money”, of which 50% of this discretionary award was vested as of January 1, 2017, while the remaining 50% of this discretionary award was vested as of December 31, 2017. For the years ended December 31, 2017, the Company recorded stock-based compensation expense of $2.8 million related to this award. All remaining options were modified to reduce the exercise price by $5.00.
The following summarizes the stock-based compensation expense of the Company for the year ended December 31, 2017:

(Dollars in millions)	Year Ended
December 31, 2017
Pretax compensation expense	$6.1
Tax benefit	(2.2)
Total compensation expense	$3.9
A summary of stock option activity during the year ended December 31, 2017 is as follows:

			Weighted-Average	Aggregate
(Shares in thousands)		Weighted-Average	Remaining	Intrinsic
	Shares	Exercise Price	Contractual Terms	Value
Outstanding as of January 1, 2017	6,004	$13.93	7.43 years	—
Granted	1,055	14.54		—
Exercised	5	5.00		—
Expired	28	20.00		—
Forfeited	229	9.38		—
Outstanding as of December 31, 2017	6,797	$10.98		$—

Exercisable	3,524	11.42	5.95 years	—

Under the Stock Incentive Plan, the Company uses the Black-Scholes option pricing model to estimate the fair value of the options issued with an exercise price equal to the fair value of the Shares on the date of issuance. The Company uses the Monte Carlo option pricing model to estimate the fair value of the options issued with an exercise price significantly in excess of the fair value of the Shares on the date of issuance. The weighted average grant date fair value of the options issued during the year ended December 31, 2017 was $2.93.

The assumptions used in the option pricing models during the year ended December 31, 2017 were as follows:

Year Ended
December 31, 2017
Expected dividend yield	—%
Expected volatility	37.0%
Risk free interest rate	2.17%
Weighted-average expected option life	6.5 years
The expected life of options represents the expected option life of comparable guideline public companies. The risk-free interest rate for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument over the contractual term of the equity instrument. Expected volatility is based on historical volatilities of comparable guideline public companies. Dividends are not expected to be paid on common stock.
As of December 31, 2017 the Company had $6.5 million of compensation expense related to non-vested awards not yet recognized, expected to be recognized over 1.82 years based on the weighted-average expected life remaining.

11. OTHER COMPREHENSIVE (LOSS) INCOME

Changes in Accumulated other comprehensive loss by component for the year ended December 31, 2017 were as follows:

(Dollars in millions)	Cumulative Translation Adjustment	Defined Benefit Pension and Postretirement Plans Adjustment	Cash Flow Hedging Instruments, Unrealized Gain (Loss)	Net Investment Hedging Instruments	Total Accumulated Other Comprehensive Loss
Balance at January 1, 2017, net of tax	$(261.1)	$(13.2)	$(3.4)	$(1.0)	$(278.7)
Other comprehensive income (loss), before tax:
Amounts before reclassifications	122.7	4.7	8.0	(54.5)	80.9
Total other comprehensive income (loss), before tax	122.7	4.7	8.0	(54.5)	80.9
Tax effect	—	(0.7)	(1.8)	—	(2.5)
Total other comprehensive income (loss), net of tax	122.7	4.0	6.2	(54.5)	78.4
Balance at December 31, 2017 net of tax	$(138.4)	$(9.2)	$2.8	$(55.5)	$(200.3)

12. OTHER LOSS

Other loss for the year ended December 31, 2017 were as follows:

(Dollars in millions)	Year Ended
December 31, 2017
Loss on foreign currency transactions	$47.9
Interest income	(1.3)
Loss from disposal of fixed assets	0.6
Other — net	(0.3)
$46.9

13. INCOME TAXES

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (the “TCJA”). The TCJA changes the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limits the tax deduction of interest expense to thirty percent of adjusted earnings, as defined, limits the future utilization of net U.S federal operating losses incurred after December 31, 2017 to eighty percent of U.S. federal taxable income and allows immediate deduction for certain qualifying capital expenditures, among other changes.

The Company has concluded that the TCJA will cause the Company’s deferred tax assets and liabilities to be remeasured at December 31, 2017. Deferred income taxes result from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through income tax expense.

The change in tax rate reduced the net deferred tax liabilities by $3.0 million and has been recorded as income tax benefit. The eighty percent limitation for utilization of losses will not apply to the US net operating losses of $58.3 million as of December 31, 2017. Tax reform enacted an interest deduction limitation equal to thirty percent of adjusted taxable income, as defined by federal tax law. The company expects to pay no U.S. income tax in 2018 through the use of its domestic net operating loss carryforwards. The amount of the interest expense deduction and utilization of US loss carry forwards depends on the level of future U.S. debt and taxable income for the U.S. tax group. For tax purposes, the Company is fully expensing new and used qualifying fixed assets placed in service after September 27, 2017.

The effective tax rate for the year ended December 31, 2017 was 113.0%. The effective tax rate for the year ended December 31, 2017 is higher than the U.S. statutory tax rate of 35% primarily due to significant translation losses in jurisdictions that cannot be tax benefited, partially offset by favorable foreign tax rate differentials and the impact to the deferred taxes due to enacted tax rate changes.
Significant components of income (loss) from continuing operations and income tax expense (benefit) for the year ended December 31, 2017 are as follows:

(Dollars in millions)	Year Ended
December 31, 2017
Components of income (loss) from continuing operations before income taxes:
United States	$(3.5)
Non-U.S.	17.4
Income (loss) from continuing operations before income taxes	$13.9

The mix of foreign and domestic income and losses, along with rate reconciling items as outlined below, impacts the effective tax rate for the periods. Differences between the U.S. statutory federal income tax rate and effective income tax rate are as follows:

Year Ended
December 31, 2017
Statutory federal tax	35.0%
Adjustments to reconcile to the effective income tax rate:
Permanent tax deductible/non-deductible expenses, net	(0.7)%
Foreign rate differential	(48.4)%
Valuation allowance	178.9%
Tax on unrepatriated earnings	(21.5)%
Change in tax reserves	(2.2)%
Rate Change	(21.8)%
Withholding taxes	9.6%
Tax account reconciling adjustments	(13.6)%
Other	(2.3)%
Effective income tax rate	113.0%

The Company utilizes the assets and liability method of accounting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities given the provisions of the enacted tax laws. The components of the provision for income taxes were as follows:

(Dollars in millions)	Year Ended
December 31, 2017
Income tax expense (benefit)
Current:
United States:
Federal	$—
State	0.2
Non-U.S.	28.6
Current income tax expense	28.8
Deferred:
United States:
Federal	(4.2)
State	0.1
Non-U.S.	(9.0)
Deferred income tax benefit	(13.1)
Income tax expense (benefit)	$15.7

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. Deferred taxes have been recorded for the foreign income taxes and foreign withholding taxes due upon distributions of non-U.S. earnings, as the earnings are not considered permanently reinvested. No deferred taxes have been considered for the distribution of future U.S. earnings as the U.S. earnings are considered to be permanently reinvested.
The components of deferred income tax assets and liabilities as of December 31, 2017 are as follows:

(Dollars in millions)	December 31, 2017
	Asset	Liability
Accrued liabilities and reserves	$9.4	$—
Tax loss and credit carryforwards	112.2	—
Post-retirement benefits	10.4	—
Property, plant and equipment	1.2	(16.3)
Goodwill and intangible assets	—	(71.6)
Inventory	6.2	—
Allowances for uncollectible accounts	0.8	—
Tax on unrepatriated earnings	—	(3.6)
Deferred finance costs	—	(2.9)
Unrealized gains	—	(16.5)
Other	3.6	—
Deferred tax asset (liability) before valuation allowance	143.8	(110.9)
Valuation allowance	(69.9)	—
Net deferred tax asset (liability)	$73.9	$(110.9)

A reconciliation of beginning and ending amounts of unrecognized tax benefit, including interest and penalties, for the year ended December 31, 2017 is as follows:

Balance, as of January 1, 2017	11.4
Additions based on tax positions related to the current year	0.5
Reductions based on tax positions related to prior years	(1.4)
Additions based on tax positions related to prior years	0.6
Settlements	—
Additions from acquisitions	—
Foreign currency translation	1.3
Ending Balance, as of December 31, 2017	$12.4
As of December 31, 2017, the unrecognized tax benefits shown above include $2.4 million of interest and penalties that are accrued as a component of income tax expense. Since the passage of TCJA late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation expected over the next twelve months, we consider the accounting of the deferred tax re-measurements, and other items, such as the fully expensing of qualifying domestic capital expenditures, to be incomplete. We expect to complete our analysis within the measurement period of one year after enactment.
As of December 31, 2017, approximately $6.6 million of unrecognized tax benefits, if recognized, would impact the Company’s effective tax rate. The tax benefit would be offset by a $2.8 million pre-tax expense associated with the reversal of the ITW tax indemnity receivable.
The Company and its subsidiaries file tax returns in the U.S. and various states, local and foreign jurisdictions. Many of the Company’s entities were newly created in preparation of or in conjunction with the acquisition transactions, while other entities were preexisting and historically filed tax returns separately or as part of an ITW group. ITW has indemnified the Company for income taxes relating to all periods prior to May 1, 2014. The Company expects its tax returns to be routinely audited by the tax authorities, which may impact unrecognized tax benefits and the indemnity balance from ITW. Based on the Company’s tax positions at December 31, 2017, the Company believes that its unrecognized income tax benefits will not materially change within the next 12 months. The Company has ongoing federal income tax audits in several jurisdictions, including the United States, India, Brazil, Germany and Korea. The Company believes that it has recorded appropriate tax reserves related to these examinations.
At December 31, 2017, the Company had net operating loss carryforwards available to offset future taxable income in the U.S. and certain foreign jurisdictions, which expire as follows:

Gross Carryforwards Related to Net Operating Losses
2018	$2.2
2019 - 2022	1.3
2023 - 2032	4.2
2033 - 2037	132.2
Do Not Expire	244.1
$384.0

14. RELATED-PARTY TRANSACTIONS

On May 1, 2014 (the “Closing Date”), Illinois Tools Works Inc. (“ITW” or the "Parent Company") and certain of its subsidiaries completed the sale of ITW Industrial Packaging Group ("IPG") to Vault Bermuda Holding Co. Ltd., an entity formed by affiliates of The Carlyle Group L.P. (the “Sponsor” or “Buyer”), pursuant to the terms of the Stock Purchase Agreement (the “Agreement”), dated as of February 6, 2014.
The Company entered into a consulting agreement with Carlyle Investment Management, LLC, an affiliate of the Buyer, pursuant to which Carlyle Investment Management, LLC provides certain consulting services to the Company and its subsidiaries. Under this agreement, subject to certain conditions, the Company is required to pay a quarterly consulting fee to Carlyle Investment Management, LLC of $0.8 million and reimburse Carlyle Investment Management, LLC for out-of-pocket expenses incurred in providing the consulting services. In addition, the Company may pay the Buyer additional fees associated with other future transactions. For the years ended December 31, 2017, the Company recorded $3.1 million of expense related to this consulting agreement, in the SG&A expenses line item in the statements of operations.
Carlyle Investment Management, LLC’s subsidiaries manage certain investment funds. These investment funds participate as lenders in our Dollar Term Loan and Euro Term Loan. The loan balances held by these lenders of the Dollar Term Loan and Euro Term Loan as of December 31, 2017 was $132.2 million. For the year ended December 31, 2017, the Company paid $5.3 million of interest expense related to these loan balances. See Note 7 for further details regarding the Dollar Term Loan and the Euro Term Loan.

15. CONDENSED COMBINING FINANCIAL INFORMATION

As discussed in Footnote 1, the Company was acquired by Crown Holdings, Inc. (“Crown”) on April 3, 2018.  Crown Americas LLC, Crown Americas Capital Corp. IV, Crown Americas Capital Corp. V and Crown Americas Capital Corp. VI, 100% owned subsidiaries of Crown, have issued and outstanding $1,000 million principal amount of 4.5% senior notes due 2023, $400 million principal amount of 4.25% senior notes due 2026, and $875 million principal amount of 4.75% senior notes due 2026, (collectively, the debt) which are fully and unconditionally guaranteed by Crown Holdings, Inc. and substantially all of its subsidiaries in the United States.  Subsequent to the acquisition, the Company’s operating subsidiaries in the United States also guarantee the debt.   The Company is 100% owned by Crown and the guarantees are made on a joint and several basis.  Signode Industrial Group Holdings (Bermuda) Ltd. (“Signode Parent”) was incorporated in Bermuda and does not guarantee the debt.
The following condensed combining financial statements:
•statement of operations and comprehensive income for the year ended December 31, 2017
•statement of financial position as of December 31, 2017
•statement of cash flows for the year ended December 31, 2017 are presented on the following pages to comply with the objectives of disclosure requirements under Rule 3-10(g) of Regulation S-X.

Signode Industrial Group
Condensed Combining Statement of Operations
For the twelve months ended December 31, 2017
(Dollars in millions)

	Parent	Guarantor	Non-Guarantor	Elimination	Total Signode

Net sales	$—	$1,024.4	$1,305.4	$(97.4)	$2,232.4
Cost of sales	—	775.0	964.4	(97.4)	1,642.0
Gross profit	—	249.4	341.0	—	590.4
Selling, general, and administrative expenses	0.5	121.2	167.7	—	289.4
Amortization	—	56.0	55.5	—	111.5
Operating income	(0.5)	72.2	117.8	—	189.5
Interest expense	—	87.3	44.2	(2.8)	128.7
Other (income) loss	—	(19.0)	63.1	2.8	46.9
Income from continuing ops before taxes	(0.5)	3.9	10.5	—	13.9
Equity earnings (loss) in affiliates	(1.3)	—	5.3	(4.0)	—
Income tax provision	—	(1.4)	17.1	—	15.7
Net income (loss)	$(1.8)	$5.3	$(1.3)	$(4.0)	$(1.8)

Total Comprehensive income	$76.6	$8.2	$74.1	$(82.3)	$76.6

Signode Industrial Group
Condensed Statement of Financial Position
As of December 31, 2017
(Dollars in millions)

	Parent	Guarantor	Non-Guarantor	Elimination	Total Signode

Assets
Current Assets:
Cash and equivalents	$—	$0.8	$49.9	$—	$50.7
Trade accounts and notes receivable	—	122.9	232.9	—	355.8
Intercompany receivables	—	4.8	5.1	(9.9)	—
Inventories	—	90.6	145.6	—	236.2
Prepaid expenses and other current assets	—	6.6	39.3	—	45.9
Total current assets	—	225.7	472.8	(9.9)	688.6
Noncurrent Assets:
Net plant and equipment	—	168.7	209.5	—	378.2
Intercompany debt receivables	—	282.0	—	(282.0)	—
Goodwill	—	463.9	461.9	—	925.8
Intangible assets	—	466.0	465.1	—	931.1
Deferred income taxes	—	—	5.5	—	5.5
Investments	287.3	—	74.5	(361.8)	—
Other noncurrent assets	—	8.1	23.6	—	31.7
Total noncurrent assets	287.3	1,388.7	1,240.1	(643.8)	2,272.3
Total assets	$287.3	$1,614.4	$1,712.9	$(653.7)	$2,960.9

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$—	$0.3	$6.6	$—	$6.9
Accounts payable	—	79.3	141.0	—	220.3
Intercompany payables	—	5.1	4.8	(9.9)	—
Accrued expenses	5.5	62.6	93.5	—	161.6
Income taxes payable	—	—	13.8	—	13.8
Total current liabilities	5.5	147.3	259.7	(9.9)	402.6
Noncurrent Liabilities:
Long-term debt	—	1,386.9	717.2	—	2,104.1
Long-term intercompany debt	1.8	—	280.2	(282.0)	—
Deferred income taxes	—	1.9	40.6	—	42.5
Other liabilities	—	3.8	127.9	—	131.7
Total noncurrent liabilities	1.8	1,392.6	1,165.9	(282.0)	2,278.3
Total stockholders' equity	280.0	74.5	287.3	(361.8)	280.0
Total liabilities and stockholders' equity	$287.3	$1,614.4	$1,712.9	$(653.7)	$2,960.9

Signode Industrial Group
Condensed Statement of Cash Flows
For the twelve months ended December 31, 2017
(Dollars in millions)

	Parent	Guarantor	Non-Guarantor	Elimination	Total Signode

Net cash provided by/(used for) operating activities	$—	$22.3	$162.4	$2.2	$186.9
Cash flows from investing activities
Acquisitions, net of cash	—	(33.4)	(22.3)	—	(55.7)
Purchases of property, plant and equipment	—	(14.6)	(23.2)	—	(37.8)
Proceeds from sale of equipment and product line	—	—	1.0	—	1.0
Intercompany loans	—	(15.0)	—	15.0	—
Intercompany loan interest	—	2.2	—	(2.2)	—
Change in restricted cash	—	—	(0.3)	—	(0.3)
Other	—	—	6.0	—	6.0
Net cash provided by/(used for) investing activities	—	(60.8)	(38.8)	12.8	(86.8)
Cash flows from financing activities
Payments of long-term borrowings	—	—	(153.4)	—	(153.4)
Proceeds from short-term borrowings	—	28.0	—	—	28.0
Payments of short-term borrowings	—	(28.0)	—	—	(28.0)
Intercompany loans	—	—	15.0	(15.0)	—
Payments of deferred financing costs	—	—	(1.1)	—	(1.1)
Other	1.2	—	(1.5)	—	(0.3)
Net cash provided by/(used for) financing activities	1.2	—	(141.0)	(15.0)	(154.8)
Effect of exchange rate changes on cash and cash equivalents	—	—	22.8	—	22.8
Net change in cash and cash equivalents	1.2	(38.5)	5.4	—	(31.9)
Cash and cash equivalents at December 31, 2016	(1.2)	39.3	44.5	—	82.6
Cash and cash equivalents at December 31, 2017	$—	$0.8	$49.9	$—	$50.7

Supplementary cash flow information:
Cash paid for taxes, net	$—	$0.2	$25.9	$—	$26.1
Cash paid for interest	$—	$80.8	$34.2	$—	$115.0

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